                                                                  EXECUTION COPY

                          SECURITIES PURCHASE AGREEMENT

                                   dated as of

                                January 20, 1995

                                  by and among

                      DLJ MERCHANT BANKING PARTNERS, L. P.,

                        DLJ INTERNATIONAL PARTNERS, C.V.,

                          DLJ OFFSHORE PARTNERS. C. V.,

                       DLJ MERCHANT BANKING FUNDING, INC.,

                                 KEVIN C. MELIA,

                                ROBERT J. GRAHAM,

                                   JULIE KENT,

                   THE KEVIN C. MELIA 1995 IRREVOCABLE TRUST,

                  THE ROBERT J. GRAHAM 1995 IRREVOCABLE TRUST,

                      THE JULIE KENT 1995 IRREVOCABLE TRUST

                                       AND

                         MANUFACTURERS' SERVICES LIMITED

                        RELATING TO THE PURCHASE AND SALE

                                       OF

                             SHARES OF COMMON STOCK

                                       OF

                         MANUFACTURERS' SERVICES LIMITED

                                TABLE OF CONTENTS
                                                                            Page
                                                                            ----

                                    ARTICLE 1

                                   DEFINITIONS

1.1   Definitions ..........................................................   1

                                    ARTICLE 2

                                PURCHASE AND SALE

2.1   Purchase and Sale ....................................................   6
2.2   Closing ..............................................................   6

                                    ARTICLE 3

                         REPRESENTATIONS AND WARRANTIES
                         OF THE ISSUER AND THE FOUNDERS

3.1   Corporate Existence and Power ........................................   7
3.2   Corporate Authorization ..............................................   7
3.3   Governmental Authorization ...........................................   7
3.4   Non-Contravention ....................................................   7
3.5   Capitalization .......................................................   8
3.6   Subsidiaries .........................................................   9
3.7   Financial Statements .................................................   9
3.8   Absence of Certain Changes ...........................................  10
3.9   No Undisclosed Material Liabilities ..................................  11
3.10  Certain Interests ....................................................  12
3.11  Material Contracts ...................................................  12
3.12  Litigation ...........................................................  14
3.13  Compliance with Laws and Court Orders; No Defaults ...................  14
3.14  Properties ...........................................................  15
3.15  Offering Documents ...................................................  16
3.16  Finders' Fees ........................................................  16
3.17  Intellectual Property ................................................  16
3.18  Insurance Coverage ...................................................  18
3.19  Licenses and Permits .................................................  18
3.20  Employment, Compensation and Labor Matters ...........................  18
3.21  Inventories ..........................................................  19
3.22  Receivables ..........................................................  19
3.23  Environmental Matters ................................................  19


                                       i
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                                                                            Page
                                                                            ----

3.24  Certain Assets .......................................................  21
3.25  Meaning of Issuer ....................................................  21

                                    ARTICLE 4

                REPRESENTATIONS AND WARRANTIES OF THE DLJ BUYERS

4.1   Corporate Existence and Power ........................................  21
4.2   Corporate Authorization ..............................................  21
4.3   Governmental Authorization ...........................................  22
4.4   Non-Contravention ....................................................  22
4.5   Purchase for Investment ..............................................  22
4.6   Private Placement ....................................................  22
4.7   Litigation ...........................................................  23
4.8   Finders' Fees ........................................................  23

                                    ARTICLE 5

                    COVENANTS OF THE ISSUER AND THE FOUNDERS

5.1   Conduct of the Issuer and the Founders ...............................  23
5.2   Access to Information ................................................  24
5.3   Notices of Certain Events ............................................  25
5.4   No Solicitations .....................................................  26

                                    ARTICLE 6

                   COVENANTS OF THE DLJ BUYERS AND THE ISSUER

6.1   Confidentiality ......................................................  26
6.2   Access ...............................................................  27
6.3   Management Options ...................................................  27

                                    ARTICLE 7

                            COVENANTS OF THE PARTIES

7.1   Best Efforts .........................................................  27
7.2   Certain Filings ......................................................  28
7.3   Public Announcements .................................................  28
7.4   Intercompany Accounts ................................................  28

                                                                            Page
                                                                            ----

                                    ARTICLE 8

                                   TAX MATTERS

8.1   Tax Definitions ......................................................  28
8.2   Tax Representations ..................................................  30
8.3   Covenants ............................................................  31
8.4   Other Tax Matters ....................................................  32
8.5   Cooperation on Tax Matters ...........................................  32

                                    ARTICLE 9

                             (INTENTIONALLY OMITTED]

                                   ARTICLE 10

                              CONDITIONS TO CLOSING

10.1  Conditions to Obligations of each Party ..............................  33
10.2  Conditions to Obligation of the DLJ Buyers ...........................  34
10.3  Conditions to Obligation of the Founders and the Issuer ..............  36

                                   ARTICLE 11

                            SURVIVAL; INDEMNIFICATION

11.1  Survival .............................................................  37
11.2  Indemnification ......................................................  38
11.3  Procedures ...........................................................  39

                                   ARTICLE 12

                                   TERMINATION

12.1  Grounds for Termination ..............................................  39
12.2  Effect of Termination ................................................  40


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                                                                            Page
                                                                            ----

                                   ARTICLE 13

                                  MISCELLANEOUS

13.1   Notices .............................................................  40
13.2   Amendments and Waivers ..............................................  41
13.3   Expenses ............................................................  42
13.4   Successors and Assigns ..............................................  42
13.5   Governing Law .......................................................  42
13.6   Jurisdiction ........................................................  42
13.7   Counterparts Third Party Beneficiaries ..............................  43
13.8   Appointment of Agent ................................................  43
13.9   Entire Agreement ....................................................  43

                                    EXHIBITS

Exhibit 1   -  Amended and Restated Bylaws
Exhibit 2   -  Amended and Restated Certificate of Incorporation
Exhibit 3A  -  Kevin C. Melia Employment Agreement Term Sheet
Exhibit 3B  -  Robert S. Graham Employment Agreement Term Sheet
Exhibit 4   -  Non-Qualified Stock Option Plan Term Sheet
Exhibit 5   -  Stockholders Agreement

                          SECURITIES PURCHASE AGREEMENT

            AGREEMENT dated as of January 20, 1995 by and among DLJ Merchant Banking Partners, L.P., a Delaware limited partnership, DLJ International Partners, C.V., a Netherlands Antilles limited partnership, DLJ Offshore Partners, C.V., a Netherlands Antilles limited partnership, DLJ Merchant Banking Funding, Inc., a Delaware corporation (each of the foregoing, a "DLJ Buyer", and collectively, the "DLJ Buyers"), Kevin C. Melia, an individual ("Melia"), Robert J. Graham, an individual ("Graham"), Julie Kent, an individual ("Kent"), The Kevin C. Melia 1995 Irrevocable Trust (the "Melia Trust"), The Robert J. Graham 1995 Irrevocable Trust (the "Graham Trust"), The Julie Kent 1995 Irrevocable Trust (the "Kent Trust") (each of the Melia Trust, the Graham Trust and the Kent Trust, a "Trust", and collectively, the "Trusts") (each of the Trusts, Melia, Graham and Kent, a "Founder", and collectively, the "Founders") and Manufacturers' Services Limited, a Delaware corporation (the "Issuer").

            The parties hereto agree as follows:

                                    ARTICLE 1

                                   DEFINITIONS

            1.1 Definitions. (a) The following terms, as used herein, have the following meanings:

            "Affiliate" means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such Person; provided that no securityholder of the Issuer shall be deemed an Affiliate of any other securityholder of the Issuer or any Subsidiary solely by reason of any investment in the Issuer. For the purpose of this definition, the term "control" (including with correlative meanings, the terms "controlling", "controlled by" and "under common control with"), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or by contract or otherwise.

            "Agreement" means this agreement, as the same may be amended from time to time.

            "AT&T-GIS" means AT&T Global Information Solutions Company, a Maryland corporation.

            "Balance Sheet Date" means December 31, 1994.

            "Bylaws" means the Amended and Restated Bylaws of the Issuer, in substantially the form attached hereto as Exhibit 1.

            "CERCLA" means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, and any regulations promulgated thereunder.

            "Charter" means the Amended and Restated Certificate of Incorporation of the Issuer, in substantially the form attached hereto as
Exhibit 2.

            "Closing Date" means the date of the Closing.

            "Common Stock" means the Common Stock, one tenth of $.01 par value per share, of the Issuer.

            "DLJMB Inc." means DLJ Merchant Banking, Inc., a Delaware corporation.

            "Employment Agreements" mean the Employment Agreements to be entered into by and between the Issuer and each of Melia and Graham, having substantially the terms set forth in Exhibits 3A and 3B, respectively.

            "Environmental Liabilities" means any and all liabilities of or relating to the Issuer or any Subsidiary (including any entity which is, in whole or in part, a predecessor of the Issuer or any Subsidiary), whether vested or unvested, contingent or fixed, actual or potential, known or unknown, and whether arising from tort, contract, strict liability or otherwise, which arise under or relate to matters covered by Environmental Laws, but only to the extent such liabilities relate to actions occurring or conditions existing on or prior to the Closing Date. Environmental Liabilities shall not include any environmental liabilities relating primarily to the Roseville Assets.

            "Environmental Laws" means any and all federal, state, local and foreign statutes, laws, judicial decisions, regulations, ordinances, rules, judgments, orders, decrees, codes, plans, injunctions, permits, concessions, grants, franchises, licenses, agreements and governmental restrictions, whether now or hereafter in effect, relating to human health, the environment or to emissions, discharges or releases of pollutants, contaminants, Hazardous Substances or wastes into the environment, including without limitation ambient air, surface water, ground water or land, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, Hazardous Substances or wastes or the clean-up or other remediation thereof.

            "Final Determination" means (i) with respect to Federal Taxes, a "determination" as defined in Section 1313(a) of the Code or execution of an Internal Revenue Service Form 870AD and, with respect to any other liabilities, any final determination of liability in respect of a liability that, under applicable law, is not subject to further appeal, review or modification through proceedings or otherwise (including the expiration of a statute of limitations or a period for the filing of claims for refunds, amended returns or appeals from adverse determinations) or (ii) the payment of Tax by the DLJ Buyers, the Founders, the Issuer or any of their Affiliates, whichever is responsible for payment of such Tax under applicable law, with respect to any item disallowed or adjusted by a Taxing Authority, provided that such responsible party determines that no action should be taken to recoup such payment and the other party agrees.

            "Group One Balance Sheet" means the unaudited and consolidated balance sheet of the Issuer, MSL-Roseville and MSL-Corporate as of December 31, 1994.

            "Group Two Balance Sheet" means the unaudited and consolidated balance sheet of Omnitron as of December 31, 1994.

            "Hazardous Substances" means any pollutant, contaminant or chemical, any toxic, radioactive, corrosive or otherwise hazardous substance, waste or material, or any substance having any constituent elements displaying any of the foregoing characteristics, and shall include, without limitation, any petroleum, its derivatives, by-products and other hydrocarbons, or any substance regulated under any Environmental Law.

            "Intellectual Property Right" means any trademark, service mark, trade name, brand name, invention (whether conceived or reduced to practice), patent, trade secret, copyright, know-how (including any registrations or applications for any of the foregoing) or any other similar type of proprietary intellectual property right.

            "Issuer" means Manufacturers' Services Limited, a Delaware corporation.

            "Lien" means, with respect to any property or asset, any mortgage, lien, pledge, charge, security interest, encumbrance or other adverse claim of any kind in respect of such property or asset. For the purposes of this Agreement, a Person shall be deemed to own subject to a Lien any property or asset which it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such property or asset.

            "Management Stock Option Plan" means the Non-Qualified Stock Option Plan to be adopted by the Board of Directors of the Issuer, having substantially the terms set forth in Exhibit 4.

            "Material Adverse Effect" means a material adverse effect on the condition (financial or otherwise), business, assets, results of operations or prospects of the Issuer and the Subsidiaries, taken as a whole.

            "MSL-Corporate" means Manufacturers' Services Limited Corporate, a Massachusetts corporation.

            "MSL-Roseville" means Manufacturers' Services Limited-Roseville, Inc., a Minnesota corporation.

            "MSL-USA" means Manufacturers' Services Limited L.L.C. USA Group, a Delaware limited liability company.

            "1933 Act" means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

            "1934 Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

            "Omnitron" means Omnitron Services Limited, an Irish limited liability company.

            "Person" means an individual, corporation, partnership, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

            "Rathmullen Equity" means Rathmullen Equity Investments Limited, an Irish limited liability company.

            "Rathmullen Holdings" means Rathmullen Holdings Limited, an Irish limited liability company.

            "Regulated Environmental Activity" means any generation, treatment, storage, recycling, transportation or disposal of any Hazardous Substance.

            "Release" means any discharge, emission or release, including a Release as defined in CERCLA at 42 U.S.C. ss.9601(22). The term "Released" has a corresponding meaning.

            "Roseville Assets" means the assets acquired by MSL-Roseville pursuant to the Roseville Documents.

            "Roseville Documents" means the Asset Purchase Agreement by and between MSL-Roseville and AT&T-GIS dated as of January 3, 1995, and each other document relating to the acquisition by MSL-Roseville of certain assets, and the assumption by MSL-Roseville of certain liabilities, of AT&T-GIS.

            "Securities" means the shares of Common Stock to be acquired pursuant to Article 2 of this Agreement.

            "Stockholders Agreement" means the Stockholders Agreement, substantially in the form attached hereto as Exhibit 5.

            "Subsidiary" means any entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions (including, in the case of a partnership, a general partner) are at the time directly or indirectly owned by the Issuer. Notwithstanding the foregoing, Omnitron shall be deemed to be a Subsidiary for purposes of this Agreement.

            "Transaction Documents" means this Agreement, the Stockholders Agreement, the Employment Agreements and any other ancillary agreements among the parties executed in connection with the Transactions. Each such document is sometimes referred to individually as a "Transaction Document."

            "Transactions" means the transactions contemplated by the Transaction Documents.

            (b) Each of the following terms is defined in the Section set forth opposite such term:

              Term                                     Section
              ----                                     -------

              Closing                                    2.2
              Code                                       8.1
              Issuer Securities                          3.5
              Damages                                   11.2
              DLJSC                                      3.16
              Federal Taxes                              8.1
              Indemnified Party                         11.2
              Indemnifying Party                        11.2
              Post-Closing Tax Period                    8.1
              Pre-Closing Tax Period                     8.1
              Purchase Price                             2.1
              Returns                                    8.2

              Term                                     Section
              ----                                     -------

              Subsidiary Securities                      3.6
              Tax                                        8.1
              Tax Asset                                  8.1
              Tax Sharing Agreement                      8.1
              Taxing Authority                           8.1

                                    ARTICLE 2

                                PURCHASE AND SALE

            2.1 Purchase and Sale. Upon the terms and subject to the conditions of this Agreement, the Issuer agrees to issue and sell to each DLJ Buyer and each DLJ Buyer agrees, severally and not jointly, to purchase from the Issuer those Securities as are set forth opposite such DLJ Buyer's name on Schedule 2.1(a) at the Closing. The purchase price to be paid by each DLJ Buyer for the Securities to be purchased by it (the "Purchase Price") is set forth opposite such DLJ Buyer's name on Schedule 2.1(a). The Purchase Price shall be paid as provided in Section 2.2.

            2.2 Closing. The closing (the "Closing") of the purchase and sale of the Securities hereunder shall take place at the offices of Davis Polk & Wardwell, 450 Lexington Avenue, New York, New York as soon as possible, but in no event later than 10 business days, after satisfaction of the conditions set forth in Article 10, or at such other time or place as the parties hereto may agree. At the Closing:

            (a) Each DLJ Buyer shall deliver to the Issuer the amount indicated opposite such DLJ Buyer's name on Schedule 2.1(a) in one or more cashiers or certified checks.

            (b) The Issuer shall deliver to each DLJ Buyer certificates for the number of Securities indicated opposite such DLJ Buyer's name on Schedule 2.1(a), duly registered in the name of such DLJ Buyer.

                                    ARTICLE 3

                         REPRESENTATIONS AND WARRANTIES
                         OF THE ISSUER AND THE FOUNDERS

            The Issuer and the Founders represent and warrant to each DLJ Buyer as of the date hereof that:

            3.1 Corporate Existence and Power. The Issuer is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation and has all corporate powers and all governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted. The Issuer is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where such qualification is materially necessary. The Issuer has heretofore delivered to the DLJ Buyers true and complete copies of the certificate of incorporation and bylaws of the Issuer in effect as of the date hereof and immediately prior to the Closing.

            3.2 Corporate Authorization. (a) The execution, delivery and performance by the Issuer of the Transaction Documents to which the Issuer is a party are within the Issuer's corporate powers and have been duly authorized by all necessary corporate action on the part of the Issuer. This Agreement constitutes (and, when executed and delivered, each other Transaction Document to which the Issuer is a party will constitute) a valid and binding agreement of the Issuer.

            (b) The execution, delivery and performance by each Trust of the Transaction Documents to which such Trust is a party are within such Trust's powers and have been duly authorized by all necessary action under the governing instrument of trust of such Trust.

            (c) This Agreement constitutes a valid and binding agreement of the Founders, and, when executed and delivered, each other Transaction Document to which any Founder is a party will constitute a valid and binding agreement of such Founder.

            3.3 Governmental Authorization. The execution, delivery and performance by each of the Issuer and the Founders of the Transaction Documents to which the Issuer or any Founder is a party require no action by or in respect of, or filing with, any governmental body, agency or official.

            3.4 Non-Contravention. The execution, delivery and performance by each of the Issuer and the Founders of the Transaction Documents to which the Issuer or any Founder is a party and the consummation by each of the Issuer and the Founders of the Transactions do not and will not (i) violate the certificate of incorporation or bylaws of the Issuer or any subsidiary or the governing instrument of trust applicable to any Trust, (ii) violate any applicable material law, rule, regulation, judgment, injunction, order or decree, (iii) require any consent or other action by any Person, constitute a default, give rise to any right of termination, cancellation or acceleration of any right or obligation of the Issuer or any Subsidiary or result in the loss of any benefit to which the Issuer or any Subsidiary is entitled under any agreement or other instrument binding upon the Issuer or any Subsidiary or result in the loss of any license, franchise, permit or other similar authorization held by the Issuer or any Subsidiary or (iv) result in the creation or imposition of any Lien on any asset of the Issuer or any Subsidiary.

            3.5 Capitalization. (a) As of the date hereof and immediately prior to the Closing, the authorized capital stock of the Issuer consists of 60,000,000 shares of Common Stock, 850,000 of which shares are, and will immediately prior to the Closing be, outstanding, of which 290,700 shares will be owned beneficially and of record by the Melia Trust, 290,700 shares will be owned beneficially and of record by the Graham Trust and 268,600 shares will be owned beneficially and of record by the Kent Trust.

            (b) As of the Closing, 60,000,000 shares of Common Stock will be authorized, of which 7,850,000 shares will be outstanding, 290,700 shares of which will be owned by the Melia Trust, 290,700 shares of which will be owned by the Graham Trust, 268,600 shares of which will be owned by the Kent Trust and 7,000,000 shares of which will be owned by the DLJ Buyers.

            (c) All outstanding shares of Common Stock have been duly authorized and validly issued and are fully paid and non-assessable. Except as set forth in this Section 3.5 and as contemplated by the Stockholders Agreement, as of the date hereof and immediately prior to the Closing there are no outstanding (i) shares of capital stock or voting securities of the Issuer, (ii) securities of the Issuer convertible into or exchangeable for shares of capital stock or voting securities of the Issuer or (iii) options or other rights to acquire from the Issuer, or other obligations of the Issuer to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of the Issuer (the items in clauses (i), (ii) and (iii) being referred to collectively as the "Issuer Securities"). There are no outstanding obligations of the Issuer or any Subsidiary to repurchase, redeem or otherwise acquire any Issuer Securities.

            (d) The Securities have been duly authorized by the Issuer and, when issued and delivered in accordance with the terms of this Agreement, upon payment therefor by the DLJ Buyers as contemplated hereunder, will be validly issued, fully paid and non-assessable, and will be free and clear of any Lien or other right or claim (except any created by or through the DLJ Buyers) and will not be subject to any preemptive or other similar rights

(except any created by or through the DLJ Buyers) except as contemplated by the Stockholders Agreement.

            3.6 Subsidiaries. (a) Each Subsidiary is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation, has all corporate powers and all governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted, is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where such qualification is materially necessary. All Subsidiaries and their respective jurisdictions of incorporation are identified on Schedule 3.6.

            (b) Except as disclosed in Schedule 3.6, all of the outstanding capital stock of, or other voting securities or ownership interests in, each Subsidiary, is owned by the Issuer, directly or indirectly, free and clear of any Lien and free of any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other voting securities or ownership interests). Except as disclosed in
Schedule 3.6, there are no outstanding (i) securities of the Issuer or any Subsidiary convertible into or exchangeable for shares of capital stock or other voting securities or ownership interests in any Subsidiary or (ii) options or other rights to acquire from the Issuer or any Subsidiary, or other obligations of the Issuer or any Subsidiary to issue, any capital stock or other voting securities or ownership interests in, or any securities convertible into or exchangeable for any capital stock or other voting securities or ownership interests in, any Subsidiary (the items in clauses (i) and (ii) being referred to collectively as the "Subsidiary Securities"). Except as disclosed in Schedule 3.6, there are no outstanding obligations of the Issuer or any Subsidiary to repurchase, redeem or otherwise acquire any outstanding Subsidiary Securities.

            3.7 Financial Statements. (a) The Group One Balance Sheet and the related statement of income and cash flows for the period ended December 31, 1994, present fairly, in all material respects, the financial position of the Issuer, MSL-Roseville and MSL-Corporate as of such date and their results of operations and changes in financial position for the period then ended in conformity with generally accepted accounting principles applied on a consistent basis.

            (b) The Group Two Balance Sheet and the related consolidated statement of income and cash flows for the twelve month period ended December 31, 1994, present fairly, in all material respects, the consolidated financial position of

Omnitron and its subsidiaries as of such date and their consolidated results of operations and changes in their consolidated financial position for the period then ended in accordance with standards under the Companies Acts, 1963 to 1990 and the European Communities Regulations, 1992, applied on a consistent basis.

            3.8 Absence of Certain Changes. Since the relevant Balance Sheet Date and except for the execution of the Roseville Documents, the business of the Issuer and the Subsidiaries has been conducted in the ordinary course consistent with past practices and there has not been:

                  (i) any event, occurrence, development or state of circumstances or facts which has had or could reasonably be expected to have a Material Adverse Effect;

                  (ii) any declaration, setting aside or payment of any dividend or other distribution with respect to any shares of capital stock of the Issuer, or any repurchase, redemption or other acquisition by the Issuer or any Subsidiary of any outstanding shares of capital stock or other securities of, or other ownership interests in, the Issuer or any Subsidiary;

                  (iii) any amendment of any material term of any outstanding security of the Issuer or any Subsidiary;

                  (iv) any incurrence, assumption or guarantee by the Issuer or any Subsidiary of any indebtedness for borrowed money;

                  (v) any creation or assumption by the Issuer or any Subsidiary of any Lien on any material asset other than in the ordinary course of business consistent with past practices;

                  (vi) any making of any loan, advance or capital contributions to or investment in any Person other than loans, advances or capital contributions to or investments in wholly-owned Subsidiaries made in the ordinary course of business consistent with past practices;

                  (vii) any damage, destruction or other casualty loss (whether or not covered by insurance) affecting the business or assets of the Issuer or any Subsidiary which, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect;

                  (viii) any transaction or commitment made, or any contract or agreement entered into, by the Issuer or any Subsidiary relating to its assets or business (including the acquisition or disposition of any assets) or any relinquishment by the Issuer or any Subsidiary of any contract or other right, in either case, material to the Issuer and the Subsidiaries, taken as a whole, other than transactions and commitments in the ordinary course of business consistent with past practices and those contemplated by the Transaction Documents;

                  (ix) any change in any method of accounting or accounting practice by the Issuer or any Subsidiary;

                  (x) Except as disclosed in Schedule 3.8, any (A) employment, deferred compensation, severance, retirement or other similar agreement entered into with any director, officer or employee of the Issuer or any Subsidiary (or any amendment to any such existing agreement), (B) grant of any severance or termination pay to any director, officer or employee of the Issuer or any Subsidiary or (C) change in compensation or other benefits payable to any director, officer or employee of the Issuer or any Subsidiary pursuant to any severance or retirement plans or policies thereof; or

                  (xi) any labor dispute, other than routine individual grievances, or any activity or proceeding by a labor union or representative thereof to organize any employees of the Issuer or any Subsidiary, which employees were not subject to a collective bargaining agreement at the relevant Balance Sheet Date, or any lockouts, strikes, slowdowns, work stoppages or threats thereof by or with respect to any employees of the Issuer or any Subsidiary.

            3.9 No Undisclosed Material Liabilities. There are no liabilities of the Issuer or any Subsidiary of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise (including, without limitation, any such liability with respect to Omnitron), and there is no existing condition, situation or set of circumstances which could reasonably be expected to result in such a liability, other than:

            (a) liabilities to be assumed pursuant to the Roseville Documents;

            (b) liabilities provided for in the Group One Balance Sheet or the Group Two Balance Sheet or disclosed in the notes thereto;

            (c) liabilities disclosed on Schedule 3.9; and

            (d) other undisclosed liabilities which, individually or in the aggregate, are not material to the Issuer and the Subsidiaries, taken as a whole.

            3.10 Certain Interests. (a) Except as set forth in Schedule 3.10, neither the Founders nor any officer or director of the Issuer or any Subsidiary (or any immediate family member or Affiliate of any such Founder, officer or director) (i) has any interest in any property, real or personal, tangible or intangible, including licenses, agencies or Intellectual Property Rights, used in or pertaining to the business of the Issuer or any Subsidiary, (ii) has any interest in any business, corporate or otherwise, that is in competition with the business of the Issuer or any Subsidiary or (iii) has received any loan or advance that remains unpaid as of the date hereof or is otherwise a debtor of, or made any loan or advance to or is otherwise a creditor of, the Issuer or any Subsidiary. Since the relevant Balance Sheet Date there has not been any asset sold by the Issuer or any Subsidiary to, or to the Issuer or any Subsidiary by, any Founder or any immediate family member or Affiliate of any Founder, other than salaries and employee benefits accruing in the ordinary course of business. Upon payment of the balances referred to in clause (iii) of this Section 3.10 as contemplated by Section 7.4 no amounts will be owed to the Issuer or any Subsidiary by, or owed by the Issuer or any Subsidiary to, any Founder or any immediate family member or Affiliate of any Founder.

            (b) Except as specifically provided pursuant to the Stockholders Agreement, none of the Founders is a party to or bound by any voting agreement or other similar arrangement with respect to the Issuer or the ownership of shares of Common Stock.

            3.11 Material Contracts. (a) Except as disclosed in Schedule 3.11, neither the Issuer nor any Subsidiary is a party to or bound by:

            (i) any lease (whether of real or personal property) providing for annual rentals of $50,000 or more;

            (ii) any agreement for the purchase of materials, supplies, goods, services, equipment or other assets that provides for either (A) annual payments by the Issuer and the Subsidiaries of $50,000 or more or (B) aggregate payments by the Issuer and the Subsidiaries of $100,000 or more;

            (iii) any sales, distribution or other similar agreement providing for the sale by the Issuer or any Subsidiary of materials, supplies, goods, services, equipment or other assets that provides for either (A) annual payments to the Issuer and the Subsidiaries of $50,000 or more or
      (B) aggregate payments to the Issuer and the Subsidiaries of $50,000 or more;

            (iv) any partnership, joint venture or other similar agreement or arrangement;

            (v) any agreement relating to the acquisition or disposition of any business (whether by merger, sale of stock, sale of assets or otherwise) other than the Roseville Documents;

            (vi) any agreement relating to indebtedness for borrowed money or the deferred purchase price of property (in either case, whether incurred, assumed, guaranteed or secured by any asset), except any such agreement with an aggregate outstanding principal amount not exceeding $50,000 and which may be prepaid on not more than 30 days' notice without the payment of any penalty;

            (vii) any license, franchise or similar agreement;

            (viii) any agency, dealer, sales representative, marketing or other similar agreement;

            (ix) any agreement that limits the freedom of the Issuer or any Subsidiary to compete in any line of business or with any Person or in any area or which would so limit the freedom of the Issuer or any Subsidiary after the Closing Date;

            (x) any agreement with (A) any Founder or its Affiliates, (B) any Person directly or indirectly owning, controlling or holding with power to vote, 5% or more of the outstanding voting securities of any Affiliates of any Founder, (C) any Person 5% or more of whose outstanding voting securities are directly or indirectly owned, controlled or held with power to vote by any Founder or its Affiliates or
      (D) any director or officer of any Affiliate of any Founder or any "associates" or members of the "immediate family" (as such terms are respectively defined in Rule 12b-2 and Rule 16a-1 of the 1934 Act) of any such director or officer;

            (xi) any agreement with any director or officer of the Issuer or any Subsidiary or with any "associate" or any member of the "immediate family" (as such terms are respectively defined in Rules 12b-2 and l6a-1 of the 1934 Act) of any such director or officer;

            (xii) any contract, agreement or understanding guaranteeing any of the foregoing; or

            (xiii) any other agreement, commitment, arrangement or plan not made in the ordinary course of business that is material to the Issuer and the Subsidiaries, taken as a whole.

            (b) Each agreement, commitment, arrangement or plan disclosed in any Schedule to this Agreement or required to be disclosed pursuant to this
Section is a valid and binding agreement of the Issuer or a Subsidiary, as the case may be, and is in full force and effect, and neither the Issuer nor any Subsidiary is nor, to the knowledge of the Issuer or any Founder, is any other party thereto, in default or breach in any material respect under the terms of any such agreement, contract, plan, lease, arrangement or commitment.

            3.12 Litigation. There is no action, suit, investigation or. proceeding pending against, or to the knowledge of the Issuer or any Founder threatened against or affecting the Issuer or any Subsidiary or any of their respective properties before any court or arbitrator or any governmental body, agency or official or which in any manner challenges or seeks to prevent, enjoin, alter or materially delay the Transactions.

            3.13 Compliance with Laws and Court Orders; No Defaults. (a) Neither the Issuer nor any Subsidiary is in violation of, and has not since January 1, 1992 violated, any applicable law, rule, regulation, judgement, injunction, order or decree.

            (b) Neither the Issuer nor any Subsidiary is in default under, and no condition exists that with notice or lapse of time or both would constitute a default under, any agreement or other instrument binding upon the Issuer or any Subsidiary or any license, franchise, permit or similar authorization held by the Issuer or any Subsidiary.

            3.14 Properties. (a) The Issuer and the Subsidiaries have good title to all real and personal property and assets material to the operations of the Issuer or the Subsidiaries (whether tangible or intangible), except for property and assets sold since the relevant Balance Sheet Date in the ordinary course of business, or in the case of leased property have valid leasehold interests in
(x) all real property under lease and (y) all personal property and assets under lease material to the operations of the Issuer or the Subsidiaries. None of such property or assets (whether real or personal) is subject to any Liens, except:

            (i) Liens disclosed on the Group One Balance Sheet or the Group Two Balance Sheet;

            (ii) Liens for taxes not yet due or being contested in good faith (and for which adequate accruals or reserves have been established on the Group One Balance Sheet or the Group Two Balance Sheet); or

            (iii) Liens which do not materially detract from the value or materially interfere with any present or intended use of such property or assets.

            (b) There are no developments affecting any such property or assets (whether real or personal) pending or, to the knowledge of the Issuer or any Founder threatened, which might materially detract from the value of such property or assets or materially interfere with any present or intended use of such property or assets.

            (c) All such leases of real property are valid, binding and enforceable in accordance with their respective terms and there does not exist under any such lease any material default by the Issuer or any Subsidiary or any event which with notice or lapse of time or both would constitute such a default.

            (d) The plant and equipment owned by the Issuer and the Subsidiaries are in good operating condition, and are reasonably adequate and suitable for their present and intended uses and, in the case of plants, buildings and other structures (including the roofs thereof), are structurally sound.

            (e) All real property leased by the Issuer and the Subsidiaries currently has access to (i) public roads or easements for such ingress to and egress from all such real property and (ii) water supply, storm and sanitary sewer facilities, telephone, gas and electrical connections, fire protection, drainage and other public utilities, in each case, as is necessary for the conduct of the business of the Issuer and the Subsidiaries as heretofore conducted.

            (f) The property and assets (including Intellectual Property Rights) owned, licensed or leased by the Issuer or any Subsidiary constitute all of the property and assets reasonably necessary for the conduct of the businesses of the Issuer and the Subsidiaries as currently conducted.

            3.15 Offering Documents. None of the documents or information delivered to the DLJ Buyers in connection with the Transactions contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained therein not misleading. The financial projections relating to the Issuer and the Subsidiaries delivered to the DLJ Buyers are made in good faith and are based upon reasonable assumptions, and neither the Issuer nor any Founder is aware of any fact or set of circumstances that would lead it to believe that such projections are incorrect or misleading in any material respect.

            3.16 Finders' Fees. Except for Donaldson, Lufkin & Jenrette Securities Corporation ("DLJSC"), whose fees in respect of services on behalf of the Issuer, the Subsidiaries and the Founders will be paid by the Issuer, there is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of the Issuer, any Subsidiary or any Founder who might be entitled to any fee or commission in connection with the Transactions.

            3.17 Intellectual Property. (a) Schedule 3.17(a) contains a list of
(i) all domestic and foreign patents and patent applications, trademarks, service marks, trade names, brand names and copyrights (including any registrations or applications for any of the foregoing) and (ii) all material agreements with respect to Intellectual Property Rights, in the case of both (i) and (ii), that are owned by or licensed to the Issuer or any Subsidiary or are used or held for use by the Issuer or any Subsidiary, specifying as to each, as applicable: (x) the nature of such Intellectual Property Right; (y) the owner of such Intellectual Property Right; and (z) licenses, sublicenses and other agreements as to which the Issuer or any Subsidiary is a party and pursuant to which any Person is authorized to use such Intellectual Property Right, including the identity of all parties thereto, a description of the nature and subject matter thereof, the applicable royalty and the term thereof. Except as set forth on Schedule 3.17(a), all

Intellectual Property Rights owned by the Issuer or any Subsidiary are owned free and clear of any Liens and of any restrictions on the use or exploitation thereof, and are not subject to any right (including as to royalties) or license in favor of any other Person. To the extent required to perfect title, all prior assignments of the Issuer's or any Subsidiary's Intellectual Property Rights have been recorded in all appropriate patent, trademark and copyright offices and there are no breaks in the chain of title with respect to any of such Intellectual Property Rights. The Intellectual Property Rights listed in
Schedule 3.17(a) are valid and in full force and effect. The patent related Intellectual Property Rights listed in Schedule 3.17(a) have been duly registered or filed in or issued by the appropriate patent office or authority in the countries identified in Schedule 3.17(a) to the extent any such registration, filing or issuance is required by applicable law, and neither the Issuer nor any Founder knows of any act or failure to act by the employees, agents or counsel of the Issuer or any Subsidiary during the registration or prosecution of, or other proceeding relating to, such patent related Intellectual Property Rights in any patent office, or of any other fact, which would make invalid or unenforceable, or negate the right to issuance of, any of such patent related Intellectual Property Rights listed in such Schedule.

            (b) (i) Since January 1, 1992, neither the Issuer nor any Subsidiary has been a defendant in any action, suit, investigation or proceeding relating to, or has otherwise been notified of, any alleged claim or infringement of any Intellectual Property Rights and neither the Issuer nor any Founder has any knowledge of any other such infringement by the Issuer or any Subsidiary and
(ii) neither the Issuer nor any Founder has any knowledge of any continuing infringement by any other Person of any Intellectual Property Rights. No Intellectual Property Right is subject to any outstanding judgment, injunction, order, decree or agreement restricting the use thereof by the Issuer or any Subsidiary or restricting the licensing thereof by the Issuer or any Subsidiary to any Person. Except as set forth on Schedule 3.17(b), neither the Issuer nor any Subsidiary has entered into any agreement to indemnify any other Person against any charge of infringement of any Intellectual Property Right.

            (c) None of the processes and formulae, research and development results and other know-how of the Issuer or any Subsidiary, including, without limitation, trade secrets, the value of which to the Issuer or any Subsidiary is contingent upon maintenance of the confidentiality thereof, has been disclosed by the Issuer or any Subsidiary to any Person in a manner prejudicial to the Issuer's or any Subsidiary's ownership interest therein, other than to employees, representatives and agents of the Issuer or any Subsidiary.

            3.18 Insurance Coverage. The Issuer has heretofore furnished to the DLJ Buyers a list of, and true and complete copies or descriptions of, all insurance policies and fidelity bonds relating to the assets, business, operations, employees, officers or directors of the Issuer and the Subsidiaries. There is no claim in excess of $50,000 by the Issuer or any Subsidiary pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds or in respect of which such underwriters have reserved their rights. All premiums payable under all such policies and bonds have been paid timely and the Issuer and the Subsidiaries have otherwise complied in all material respects with the terms and conditions of all such policies and bonds. Such policies of insurance and bonds (or other policies and bonds providing substantially similar insurance coverage) are in full force and effect. To the best of the Issuer's or any Founder's knowledge, such policies and bonds are of the type and in amounts customarily carried by Persons conducting businesses similar to those of the Issuer and the Subsidiaries. Neither the Issuer nor any Founder knows of any threatened termination of, material premium increase with respect to, or material alteration of coverage under, any of such policies or bonds. The Issuer and the Subsidiaries shall after the Closing continue to have coverage under such policies and bonds (to the extent coverage is provided under such policies and bonds) with respect to events occurring prior to the Closing, which policies and bonds constitute the only insurance policies and fidelity bonds in effect relating to the assets, businesses, operations, employees, officers and directors of the Issuer and the Subsidiaries.

            3.19 Licenses and Permits. Schedule 3.19 describes each material license, franchise, permit or other similar authorization relating to the ownership of the assets, or necessary for the operation of the business, of the Issuer and the Subsidiaries (the "Permits"), together with the name of the government agency or entity issuing such Permit. Except as set forth on Schedule 3.19, each such Permit is valid and in full force and effect and none of the Permits will be terminated or impaired or become terminable, in whole or in part, as a result of the Transactions.

            3.20 Employment Compensation and Labor Matters. (a) Neither the Issuer nor any of the Subsidiaries have at any time maintained, sponsored or contributed to, or been members of a group of corporations or other entities under common control, within the meaning of Section 414(b) or (c) of the-Code, any other of the members of which maintained, sponsored or contributed to, any employee benefit plan, as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended.

            (b) The Issuer and the Subsidiaries are in compliance with all currently applicable material laws respecting employment and employment practices, terms and conditions of employment and wages and hours, and are not engaged in any unfair labor practice, failure to comply with which or engagement in which, as the case may be, could reasonably be expected to have a Material Adverse Effect. There is no unfair labor practice complaint pending or, to the best knowledge of the Issuer or any Founder, threatened against the Issuer or any Subsidiary before the National Labor Relations Board or any foreign equivalent thereof.

            3.21 Inventories. The inventories set forth in the Group One Balance Sheet and the Group Two Balance Sheet were properly stated therein at the lesser of cost or fair market value pursuant to historical cost convention determined in accordance with standards under the Companies Acts, 1963 to 1990 and the European Communities Regulations, 1992, consistently maintained and applied by the Issuer and the Subsidiaries. Since the relevant Balance Sheet Date, the inventories of the Issuer and the Subsidiaries have been maintained in the ordinary course of business. All such inventory is owned free and clear of all Liens. All of the inventory recorded on the Group One Balance Sheet and the Group Two Balance Sheet consists of, and all inventory of the Issuer and the Subsidiaries on the Closing Date will consist of, items of a quality usable or saleable in the normal course of business consistent with past practices and are and will be in quantities sufficient for the normal operation of the business of the Issuer and the Subsidiaries.

            3.22 Receivables. (a) All accounts, notes receivable and other receivables reflected on the Group One Balance Sheet and the Group Two Balance Sheet are computed in accordance with generally accepted accounting principles and are valid, genuine and collectible in the aggregate amount thereof, [subject to normal and customary trade discounts,] less any reserves for doubtful accounts recorded on the Group One Balance Sheet and the Group Two Balance Sheet.

            (b) All accounts, notes receivable and other receivables which arise or are generated after the relevant Balance Sheet Date and on or prior to the Closing Date are and will be valid, genuine and collectible, net of reserves for doubtful accounts.

            3.23 Environmental Matters. (a) (i) No notice, notification, demand, request for information, citation, summons, complaint or order has been issued, no penalty has been assessed, no investigation or review is pending or, to the Issuer's or any Founder's knowledge, threatened and to the Issuer or any Founder's knowledge no complaint has been filed by any governmental entity or other Person with respect to any
(A) alleged violation of any Environmental Law or liability thereunder, (B) alleged failure to have any permit, certificate, license, approval, registration or authorization required under any Environmental Law in connection with the conduct of its business, (C) Regulated Environmental Activity or (D) Release of Hazardous Substances;

            (ii) no polychlorinated biphenyls, radioactive material, urea formaldehyde, lead, asbestos, asbestos-containing material or underground storage tank (active or abandoned) or solid or liquid waste disposal area (whether a lagoon, impoundment or other area) is or has been present at any property now or previously owned, leased or operated by the Issuer or any Subsidiary;

            (iii) no property now or previously owned, leased or operated by the Issuer or any Subsidiary or any property to which the Issuer or any Subsidiary has, directly or indirectly, transported or arranged for the transportation of any Hazardous Substances is listed or, to Issuer's or any Founder's knowledge, proposed for listing, on the National Priorities List promulgated pursuant to CERCLA, on CERCLIS (as defined in CERCLA), or on any similar federal, state or foreign list of sites requiring investigation or clean-up; and

            (iv) there are no Environmental Liabilities that have had or may reasonably be expected to have a Material Adverse Effect.

            (b) There has been no environmental investigation, study, audit, test, review or other analysis conducted of which the Issuer or any Founder has knowledge in relation to the current or prior business of the Issuer or any Subsidiary or any property or facility now or previously owned, leased or used by the Issuer or any Subsidiary which has not been delivered to the DLJ Buyers at least five days prior to the date hereof.

            (c) Neither the Issuer nor any Subsidiary owns or leases or has owned or leased any property, or conducts or has conducted any operations, in New Jersey or Connecticut.

            (d) For purposes of this Section, the terms "Issuer" and "Subsidiary" shall include any entity which is, in whole or in part, a predecessor of the Issuer or any Subsidiary.

            3.24 Certain Assets. Except as disclosed in Schedule 3.24:

            (a) None of the Trusts has any liabilities and, except for shares of Common Stock or shares (or other interests therein) of MSL-USA, none of the Trusts has any assets.

            (b) MSL-USA has no liabilities, whether accrued, contingent, absolute, determined, determinable or otherwise and, except for shares of capital stock of Rathmullen Equity (or other interest therein), MSL-USA has no assets.

            (c) Rathmullen Equity has no liabilities, whether accrued, contingent, absolute, determined, determinable or otherwise and, except for shares of capital stock of Rathmullen Holdings (or other interest therein). Rathmullen Equity has no assets.

            (d) Rathmullen Holdings has no liabilities, whether accrued, contingent, absolute, determined, determinable or otherwise and, except for shares of capital stock of Omnitron (or other interest therein), Rathmullen Holdings has no assets.

            3.25 Meaning of Issuer. (a) The foregoing representations and warranties of the Issuer and the Founders shall be construed to relate to the Issuer, its business and assets immediately prior to the consummation of the transactions contemplated by the Roseville Documents.

            (b) The Issuer and the Founders have provided to the DLJ Buyers copies of all material documents and other information the Issuer or any Founder has received of a material nature concerning the Roseville Assets.

                                    ARTICLE 4

                REPRESENTATIONS AND WARRANTIES OF THE DLJ BUYERS

            Each DLJ Buyer, severally as to itself and not jointly, represents and warrants to the Issuer and the Founders as follows:

            4.1 Corporate Existence and Power. Such DLJ Buyer is a limited partnership duly organized or a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of organization.

            4.2 Corporate Authorization. The execution, delivery and performance by such DLJ Buyer of each Transaction Document to which it is a party are within the powers (corporate, partnership or otherwise) of such DLJ Buyer and have been duly authorized by all necessary action on the part of such DLJ Buyer. This Agreement constitutes (and, when executed and delivered by such DLJ Buyer, each other Transaction Document to which such DLJ Buyer is a party will constitute) a valid and binding agreement of such DLJ Buyer.

            4.3 Governmental Authorization. The execution, delivery and performance by such DLJ Buyer of each of the Transaction Documents to which it is a party require no action by or in respect of, or filing with, any governmental body, agency or official.

            4.4 Non-Contravention. The execution, delivery and performance by such DLJ Buyer of each of the Transaction Documents to which it is a party and the consummation of the Transactions do not and will not (i) violate the partnership agreement or articles of incorporation and bylaws, as the case may be, of such DLJ Buyer, (ii) violate any material indenture, agreement or mortgage to which such DLJ Buyer is a party or by which such DLJ Buyer is bound or (iii) assuming the receipt of the consents described in Section 10.2(h), violate any applicable material law, rule, regulation, judgment, injunction, order or decree or require any material consent of any other Person.

            4.5 Purchase for Investment. Such DLJ Buyer acknowledges that the Securities have not been registered under the 1933 Act or any state securities laws and that the purchase and sale of the Securities contemplated hereby is to be effected pursuant to an exemption from the registration requirements imposed by such laws. In this regard, such DLJ Buyer is purchasing the Securities to be purchased by it hereunder for its own account and not with a view to, or for sale in connection with, any distribution thereof in violation of the 1933 Act. Such DLJ Buyer (either alone or together with its advisors) is an "accredited investor" (as defined in Regulation D under the 1933 Act), has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of its investment in such Securities and is capable of bearing the economic risks of such investment.

            4.6 Private Placement. Such DLJ Buyer (i) was not formed for the specific purpose of acquiring the Securities and (ii) understands that there is no existing public or other market for the Securities and that there can be no assurance that such DLJ Buyer will be able to sell or dispose of such DLJ Buyer's Securities.

            4.7 Litiqation. There is no action, suit, investigation or proceeding pending against or, to the knowledge of such DLJ Buyer, threatened against or affecting such DLJ Buyer before any court or arbitrator or any governmental body, agency or official which in any manner challenges or seeks to prevent, enjoin, alter or materially delay the Transactions.

            4.8 Finders' Fees. There is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of any DLJ Buyer who might be entitled to any fee or commission from such DLJ Buyer or from the Issuer or any of its Affiliates in connection with the Transactions.

                                    ARTICLE 5

                    COVENANTS OF THE ISSUER AND THE FOUNDERS

            The Issuer and the Founders hereby agree that:

            5.1 Conduct of the Issuer and the Founders. Except as specifically contemplated by the Transaction Documents, from the date hereof until the Closing Date, the Founders shall cause the Issuer and the Subsidiaries to, and Issuer and the Subsidiaries shall, conduct their business in the ordinary course consistent with past practices and use their best efforts to preserve intact their business organizations and material relationships with third parties and to keep available the services of their present officers and employees. Without limiting the generality of the foregoing (and except for consummation of the Transactions), from the date hereof until the Closing Date, without the prior written consent of the DLJ Buyers, the Founders will not:

            (a) amend the governing instrument of trust of any Trust in any way;

            (b) permit the Issuer or the Subsidiaries to, and Issuer and the Subsidiaries will not, adopt or propose any change in their articles of incorporation or bylaws;

            (c) permit the Issuer or the Subsidiaries to, and the Issuer and the Subsidiaries will not, merge or consolidate with any other Person or acquire a material amount of assets of any other Person, except for (i) the transactions contemplated by the Roseville Documents and (ii) acquisitions of inventory or equipment in the ordinary course of business consistent with past practice;

            (d) permit the Issuer or the Subsidiaries to, and the Issuer and the Subsidiaries will not, sell, lease, license or otherwise dispose of any material assets or property except (i) pursuant to existing contracts or commitments disclosed on Schedule 3.11 or (ii) in the ordinary course of business consistent with past practice;

            (e) permit the Issuer or the Subsidiaries to, and the Issuer and the Subsidiaries will not, declare, set aside, or pay any dividend or make any other distribution with respect to any of the securities of the Issuer or the Subsidiaries;

            (f) permit the Issuer or the Subsidiaries to, and the Issuer and the Subsidiaries will not, issue, deliver or sell, or authorize or propose the issuance, delivery or sale of, any of the securities of the Issuer or the Subsidiaries or any securities convertible into or exchangeable for, or any rights, warrants or options to acquire, any of the securities of the Issuer or the Subsidiaries, other than the Securities to be issued pursuant to Section 2.1 hereof;

            (g) permit the Issuer or the Subsidiaries to, and the Issuer and the Subsidiaries will not, amend any agreement disclosed in Schedule 3.11, except in the ordinary course of business, or amend any of the Roseville Documents;

            (h) permit the Issuer or the Subsidiaries to, and the Issuer and the Subsidiaries will not, incur any indebtedness to any Founder or any immediate family member or Affiliates of any Founder or lend any amounts to any Founder or any immediate family member or Affiliates of any Founder; or

            (i) agree or commit, or, where applicable, permit the Issuer or the Subsidiaries to agree or commit, to do any of the foregoing, and the Issuer and the Subsidiaries will not, where applicable, agree or commit to do any of the foregoing.

            Except for any such action that is specifically permitted by the Transaction Documents or is otherwise consented to in writing by DLJMB Inc. on behalf of the DLJ Buyers, the Issuer and the Subsidiaries will not (i) take or agree or commit to take any action that would make any representation and warranty of the Issuer or the Founders hereunder inaccurate in any material respect at, or as of any time prior to, the Closing Date or (ii) omit or agree or commit to omit to take any action necessary to prevent any such representation or warranty from being inaccurate in any material respect at any such time.

            5.2 Access to Information. From the date hereof until the Closing Date,

            (a) the Founders will, and will cause the Issuer and the Subsidiaries to, give each DLJ Buyer. and their respective counsel, financial advisors, auditors and other authorized representatives full access (upon reasonable prior notice and during regular business hours) to the offices, properties, books and records of the Issuer and the Subsidiaries and, in the case of the Founders, to the books and records of the Founders relating to the Issuer and the Subsidiaries.

            (b) the Founders will, and will cause the Issuer and the Subsidiaries to, furnish to each DLJ Buyer and their respective counsel, financial advisors, auditors and other authorized representatives such financial and operating data and other information (i) as relates to the Issuer and the Subsidiaries and (ii) to the extent reasonably available to the Founders, the Issuer and their respective counsel and advisors, as relates to the transactions contemplated by the Roseville Documents, in each case as such Persons may reasonably request.

            (c) the Founders will instruct the employees, counsel and financial advisors of the Issuer and the Subsidiaries to cooperate with each DLJ Buyer in its investigation of the Issuer, the Subsidiaries and the Roseville Assets.

            5.3 Notices of Certain Events. From the date hereof until the Closing, the Issuer and the Founders shall promptly notify the DLJ Buyers of:

            (a) any notice or other communication from any Person received by any responsible officer of the Issuer or any Subsidiary alleging that the consent of such Person is or may be required in connection with the Transactions or the transactions contemplated by the Roseville Documents;

            (b) any notice or other communication from any governmental or regulatory agency or authority received by any responsible officer of the Issuer or any Subsidiary in connection with the Transactions or the transactions contemplated by the Roseville Documents;

            (c) any actions, suits, claims, investigations or proceedings pending or, to its knowledge threatened against or relating to any Founder, the Issuer or any Subsidiary that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 3.12 or that relate to the consummation of the Transactions or the transactions contemplated by the Roseville Documents; and

            (d) any other action, event or condition of any nature known to any officer of the Issuer or any Subsidiary (i) where there is a significant possibility that such action, event or condition will lead to or result in a Material Adverse Effect, (ii) that, with or without notice or lapse of time or both, would constitute a material default under any other material agreement, instrument or indenture to which the Issuer or any Subsidiary is a party or to which the Issuer, any Subsidiary or their material properties or material assets may be subject or (iii) where there is a significant possibility that such action, event or condition will result in any termination or material impairment of any material Permits.

            5.4 No Solicitations. Until the earlier of the Closing and the termination of this Agreement, the Founders will not, and will not permit the officers or directors of the Issuer or any Subsidiary or any of their respective Affiliates, agents or representatives to, (i) solicit, initiate, encourage, conduct or engage in any discussion or enter into any agreement or understanding, with any other Person regarding the transfer, directly or indirectly, of any of the capital stock of the Issuer or any Subsidiary or any material portion of the Issuer's or any Subsidiary's assets or (ii) disclose any nonpublic information relating to the Issuer or any Subsidiary or afford access to the properties, books or records of, or relating to, the Issuer or any Subsidiary, to any other Person or entity that the Issuer or any Founder believes to be considering acquiring an interest in the Issuer or any Subsidiary. If the Issuer or any Founder becomes aware of any inquiry or request by another Person with respect to any such transfer or disclosure, the Issuer or the Founder, as the case may be, shall promptly notify the DLJ Buyers of such inquiry, indicate the identity of the offeror and the terms and conditions of any proposals or offers or the nature of any inquiries or contacts, and thereafter keep the DLJ Buyers informed, on a current basis, of the status and terms of any such proposals or offers. The Issuer and the Founders shall not (and shall not permit any Subsidiary to) release any third party from, or waive any provision of, any confidentiality or standstill agreement relating to the Issuer or any Subsidiary to which the Issuer or any Subsidiary is a party.

                                    ARTICLE 6

                   COVENANTS OF THE DLJ BUYERS AND THE ISSUER

            The DLJ Buyers and the Issuer agree that:

            6.1 Confidentiality. The DLJ Buyers and their Affiliates will hold, and will use their best efforts to cause their respective officers, directors, limited partners, employees, accountants, counsel, consultants, advisors and agents to hold, in confidence, unless compelled to disclose by judicial or administrative process or by other requirements of law, all confidential documents and information concerning the Issuer or any Subsidiary furnished to the DLJ Buyers or their Affiliates in connection with the Transactions, except to the extent that such information can be shown to have been (i) previously known on a nonconfidential basis by any DLJ Buyer or its Affiliates, (ii) in the public domain through no fault of any DLJ Buyer or its Affiliates or (iii) later lawfully acquired by any DLJ Buyer or its Affiliates from sources other than the Issuer, any Subsidiary or the Founders; provided that the DLJ Buyers may disclose such information to their officers, directors, limited partners, employees, accountants, counsel, consultants, advisors and agents in connection with the Transactions so long as such Persons are informed by the DLJ Buyers of the confidential nature of such information and are directed by the DLJ Buyers to treat such information confidentially.

            6.2 Access. The Issuer will, on and after the Closing Date, afford promptly to Founders and their agents reasonable access to its properties, books, records, employees and auditors to the extent necessary to permit Founders (x) to determine any matter relating to their rights and obligations hereunder or relating to any period ending on or before the Closing Date and (y) close the books and records of the Issuer for periods ending on or before the Closing Date.

            6.3 Management Options. Promptly following the Closing, the Board of Directors of the Issuer shall adopt the Management Stock Option Plan.

                                    ARTICLE 7

                            COVENANTS OF THE PARTIES

            Each party hereto agrees that:

            7.1 Best Efforts. Subject to the terms and conditions of this Agreement, such party will use its best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or desirable under applicable laws and regulations to consummate the Transactions. Such party agrees, and the Founders agree to cause the Issuer, to execute and deliver such other documents, certificates, agreements and other writings and to take such other actions as may be necessary or desirable in order to consummate or implement expeditiously the Transactions.

            7.2 Certain Filings. The parties hereto shall cooperate with one another (i) in determining whether any action by or in respect of, or filing with, any governmental body, agency, official or authority is required, or any actions, consents, approvals or waivers are required to be obtained from parties to any material contracts, in connection with the consummation of the Transactions and (ii) in taking such actions or making any such filings, furnishing information required in connection therewith and seeking timely to obtain any such actions, consents, approvals or waivers.

            7.3 Public Announcements. Except as otherwise provided in this
Section 7.3, each party hereto agrees to consult with each other party before issuing any press release or making any public statement with respect to any Transaction Document or the Transactions. No party hereto will issue any such press release or make any such public statement without the consent of the consulted parties; provided that after such consultation the consent of the consulted parties to the release of such press release or public statement shall not be unreasonably withheld. The provisions of this Section 7.3 shall not apply to any press release or public statement which any party is required to make by any applicable law or any listing agreement with any national securities exchange.

            7.4 Intercompany Accounts. Except as disclosed in Schedule 3.10, all loans and advances between the Founders and their Affiliates, on the one hand, and the Issuer or any Subsidiary, on the other hand, as of the date hereof shall be settled (irrespective of the terms of payment of such loans or advances) in full in cash at least five business days prior to the Closing. At such time, the Founders shall prepare and deliver to the DLJ Buyers a statement setting out in reasonable detail the calculation of all balances in respect thereof and, to the extent requested by the DLJ Buyers, provide the DLJ Buyers with supporting documentation to verify the underlying charges and transactions.

                                    ARTICLE 5

                                   TAX MATTERS

            8.3. Tax Definitions. The following terms, as used herein, have the following meanings:

            "Code" means the Internal Revenue Code of 1986, as amended.

            "Federal Tax" means any Tax imposed under Subtitle A of the Code.

            "Post-Closing Tax Period" means any Tax period (or portion thereof) ending after the close of business on the Closing Date.

            "Pre-Closing Tax Period" means any Tax period (or portion thereof) ending on or before the close of business on the Closing Date.

            "Tax" means (i) any net income, alternative or add-on minimum tax, gross income, gross receipts, sales, use, ad valorem, value added, transfer, franchise, profits, license, witholding on amounts paid to or by the Issuer or any Subsidiary, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental or windfall profit tax, custom, duty or other tax, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest, penalty, addition to tax or additional amount imposed by any governmental authority (domestic or foreign) responsible for the imposition of any such tax (a "Taxing Authority"), (ii) any liability of the Issuer or any Subsidiary for the payment of any amounts of the type described in
(i) as a result of being a member of an affiliated, consolidated, combined or unitary group, or being a party to any agreement or arrangement whereby liability of the Issuer or any Subsidiary for payment of such amounts was determined or taken into account with reference to the liability of any other person for any period during the Tax Indemnification Period and (iii) liability of the Issuer or any Subsidiary for the payment of any amounts as a result of being party to any Tax Sharing Agreement or with respect to the payment of any amounts of the type described in (i) or (ii) as a result of any express or implied obligation to indemnify any other Person.

            "Tax Asset" means any net operating loss, net capital loss, investment tax credit, foreign Tax credit, charitable deduction or any other credit or tax attribute of the Issuer or any Subsidiary which could reduce Taxes (including, without limitation, deductions and credits related to alternative minimum Taxes).

            "Tax Sharing Agreements" means all existing Tax sharing agreements or arrangements (whether or not written) binding the Issuer or any Subsidiary and any agreements or arrangements which afford any other person the benefit of any Tax Asset of the Issuer or any Subsidiary, afford the Issuer or any Subsidiary the benefit of any Tax Asset of any other person or require or permit the transfer or assignment of income, revenues, receipts, or gains).

            8.2 Tax Representations. (a) Except as set forth in the Group One Balance Sheet or the Group Two Balance Sheet (including the notes thereto) or on
Schedule 8.2, (i) all Tax returns, statements, reports and forms (including estimated tax or information returns and reports) required to be filed with any Taxing Authority with respect to any Pre-Closing Tax Period by or on behalf of the Issuer or any Subsidiary (collectively, the "Returns") have, to the extent required to be filed on or before the date hereof been or will be filed when due in accordance with all applicable laws; (ii) as of the time of filing, the Returns correctly reflected (and, as to any Returns not filed as of the date hereof, will correctly reflect) the facts regarding the income, business, assets, operations, activities and status of the Issuer and its Subsidiaries and any other information required to be shown therein; (iii) all Taxes shown as due and payable on the Returns that have been filed have been timely paid, or withheld and remitted to the appropriate Taxing Authority; (iv) the charges, accruals and reserves for Taxes with respect to the Issuer and its Subsidiaries for any Pre-Closing Tax Period (including any Pre-Closing Tax Period for which no Return has yet been filed) reflected on the books of the Issuer and its Subsidiaries (excluding any provision for deferred income taxes) are adequate to cover such Taxes; (v) neither the Issuer nor any of the Subsidiaries has been required, as of the date hereof, to file any Return; (vi) neither the Issuer nor any Subsidiary is delinquent in the payment of any Tax or has requested any extension of time within which to file any Return and has not yet filed such return; (vii) neither the Issuer nor any Subsidiary (or any member of any affiliated, consolidated, combined or unitary group of which the Issuer or any Subsidiary is or has been a member) has granted any extension or waiver of the statute of limitations period applicable to any Return, which period (after giving effect to such extension or waiver) has not yet expired; (viii) there is no claim, audit, action, suit, proceeding, or investigation now pending or, to the knowledge of the Issuer or any Founder, threatened against or with respect to the Issuer or any Subsidiary in respect of any Tax or Tax Asset; (ix) there are no requests for rulings or determinations in respect of any Tax or Tax Asset pending between the Issuer or any Subsidiary and any Taxing Authority; (x) neither the Issuer nor any Subsidiary owns any interest in real property in the State of New York or in any other jurisdiction in which a Tax is imposed on the transfer of a controlling interest in an entity that owns any interest in real property; (xi) there are no liens for Taxes upon the assets of the Issuer or any Subsidiary except liens for current Taxes not yet due; (xii) the Issuer is not, and has not been within five years of the date hereof, a United States real property holding corporation as defined in Section 897 of the Code; (xiii) neither the Issuer nor any Subsidiary will be required to include any adjustment in taxable income for any Post-Closing Tax Period under Section 481(c) of the Code (or any similar provision of the Tax laws of any jurisdiction) as a result of a change in method of accounting for a Pre-Closing Tax Period or pursuant to the provisions of any agreement entered into with any Taxing Authority with regard to the Tax liability of the Issuer or any Subsidiary for any Pre-Closing Tax Period; (xiv) neither the Issuer nor any Subsidiary is subject to withholding under Section 1445 of the Code with respect to the Transactions or any transaction contemplated by the Roseville Documents; (xv) neither the Issuer nor any Subsidiary nor any predecessor of the foregoing is or has been subject to any tax imposed under Section 531 or Section 541 of the Code; (xvi) neither the Issuer nor any Subsidiary has been a member of an affiliated, consolidated, combined or unitary group other than one of which any of the Founders or the Issuer was the common parent or participated in any other arrangement whereby any income, revenues, receipts, gain, loss or Tax Asset of the Issuer or any Subsidiary was determined or taken into account for Tax purposes with reference to or in conjunction with any income, revenues, receipts, gain, loss, asset, liability or Tax Asset of any other person; (xvii) neither the Issuer nor any Subsidiary is currently under any contractual obligation to pay any amounts of the type described in clause (ii) or (iii) of the definition of "Tax"; and (xviii) all information set forth in the notes to the Group One Balance Sheet and the Group Two Balance Sheet relating to Tax matters is true and complete.

            (b) Schedule 8.2 contains a list of all jurisdictions (whether foreign or domestic) to which any Tax is properly payable by the Issuer or any Subsidiary in the ordinary course of business.

            8.3 Covenants. (a) Without the prior written consent of DLJ Buyers, none of the Founders, the Issuer, any Subsidiary or any Affiliate thereof shall, to the extent it may affect or relate to the Issuer or any Subsidiary, make or change any tax election, change any annual tax accounting period, adopt or change any method of tax accounting, file any amended Return, enter into any closing agreement, settle any Tax claim or assessment, surrender any right to claim a Tax refund, consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment or take or omit to take any other action, if any such action or omission would have the effect of increasing the Tax liability or decreasing any Tax Asset of the Issuer, any Subsidiary, any DLJ Buyer or any Affiliate of any DLJ Buyer.

            (b) All Returns not required to be filed on or before the date hereof (i) will be filed when due in accordance with all applicable laws and
(ii) as of the time of filing, will correctly reflect the facts regarding the income, business, assets, operations, activities and status of the Issuer and the Subsidiaries and will include any other information required to be shown therein.

            (c) Neither the Issuer nor any Subsidiary shall reserve any amount for or make any payment of Taxes to any person or any Taxing Authority except for such Taxes as are due or payable or have been properly estimated in accordance with applicable law as applied in a manner consistent with past practice of the Founders.

            (d) Prior to the Closing, the Founders shall deliver to the DLJ Buyers a statement issued by the Issuer pursuant to and meeting the requirements of Treas. Reg. ss. 1.897-2(h) (or any successor regulation) certifying that the Issuer is not a "United States real property holding corporation" within the meaning of Section 897(c) (2) of the Code.

            8.4 Other Tax Matters. (a) All transfer, documentary, sales, use, stamp, registration, value added and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement (including any New York State Real Property Transfer Gains Tax, New York Real Estate Transfer Tax, New York City Real Property Transfer Tax and any similar Tax imposed in other states or subdivisions) shall be borne and paid by the Issuer when due, and the Issuer will file all necessary Tax returns and other documentation with respect to all such Taxes and fees, and, if required by applicable law, the DLJ Buyers will, and will cause their Affiliates to, join in the execution of any such Tax returns and other documentation.

            (b) The Founders shall promptly pay or shall cause prompt payment to be made to the Issuer of the amount of any refund of Taxes with respect to the Issuer or any Subsidiary upon receipt by the Founders or their Affiliates (or any successor of any Founder or any successors of such Founder's Affiliates) of such refund.

            8.5. Cooperation on Tax Matters. (a) The DLJ Buyers and the Founders shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the preparation and filing of any Tax return, statement, report or form (including any report required pursuant to Section 6043 of the Code and all Treasury Regulations promulgated thereunder), any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other party's request) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. The Issuer and the Founders agree (i) to retain all books and records with respect to Tax matters pertinent to the Issuer and the Subsidiaries relating to any Pre-Closing Tax Period, and to abide by all record retention agreements entered into with any Taxing Authority and (ii) to give the other party reasonable written notice prior to destroying or discarding any such books and records and, if the other party so requests, the Issuer or the Founders, as the case may be, shall allow the other party to take possession of such books and records.

            (b) The DLJ Buyers and the Founders further agree, upon request, to use all reasonable efforts to obtain any certificate or other document from any governmental authority or customer of the Issuer or any Subsidiary or any other person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including, but not limited to, with respect to the Transactions).

                                    ARTICLE 9

                             [INTENTIONALLY OMITTED]

                                   ARTICLE 10

                              CONDITIONS TO CLOSING

            10.1 Conditions to Obligations of each Party. The obligations of each party to consummate the Closing are subject to the satisfaction of the following conditions:

            (a) No provision of any applicable law or regulation and no judgment, injunction, order or decree shall prohibit the consummation of the Closing.

            (b) No proceeding challenging this Agreement or any of the Transactions or seeking to prohibit, alter, prevent or materially delay the Closing shall have been instituted by any Person before any court, arbitrator or governmental body, agency or official and be pending, where, in the reasonable judgment of the DLJ Buyers, on the one hand, or the Founders, on the other hand, there is a significant possibility of a determination in accordance with the plaintiff's demand.

            (c) All required third party consents and approvals set forth on
Schedule 10.1(c) shall have been obtained.

            10.2 Conditions to Obligation of the DLJ Buyers. The obligation of the DLJ Buyers to consummate the Closing is subject to the satisfaction of the following further conditions:

            (a) (i) The Issuer and the Founders shall have performed in all material respects all of their obligations hereunder required to be performed by them on or prior to the Closing Date, (ii) the representations and warranties of the Issuer and the Founders contained in this Agreement and in any certificate or other writing delivered by such parties pursuant hereto shall be true and correct in all material respects at and as of the Closing Date, as if made at and as of such date (it being understood that where any such representation and warranty already includes a material adverse effect or materiality exception, no further materiality exception is to be permitted by this Section 10.2(a) (ii)) and (iii) each DLJ Buyer shall have received certificates signed by the Issuer and each of the Founders to the foregoing effect.

            (b) There shall not be threatened, instituted or pending any action or proceeding by any Person before any court or governmental authority or agency, domestic or foreign, (i) seeking to restrain or prohibit the ownership or operation by the Issuer of all or any material portion of the business or assets of the Issuer or the Roseville Assets or to compel the Issuer to dispose of all or any material portion of the business or assets of the Issuer or the Roseville Assets, (ii) seeking to impose or confirm material limitations on the ability of any DLJ Buyer or any of its Affiliates effectively to exercise full rights of ownership of its Securities or (iii) seeking to require divestiture by any DLJ Buyer or any of its Affiliates of any of its Securities.

            (c) There shall not be any action taken, or any statute, rule, regulation, injunction, order or decree proposed (where, in the reasonable judgment of the DLJ Buyers, there is a significant possibility that such proposal will be enacted), enacted, enforced, promulgated, issued or deemed applicable to the purchase of their Securities, by any court, government or governmental authority or agency, domestic or foreign, that, in the reasonable judgment of any DLJ Buyer has a significant possibility of, directly or indirectly, resulting in any of the consequences referred to in clauses (i) through (iii) above of Section 10.2(b) above.

            (d) Each of the Transaction Documents to be executed as of the Closing shall have been executed and delivered by the parties thereto other than the DLJ Buyers, the conditions to Closing of each of the parties to such Transaction Documents (other than the DLJ Buyers) as set forth in such Transaction Documents shall have been satisfied or waived and, assuming due execution and delivery by the DLJ Buyers, each such Transaction Document shall be in full force and effect.

            (e) The closing of the transactions contemplated by the Roseville Documents shall have been consummated simultaneously herewith in accordance with the terms of the Roseville Documents and without any waiver of any condition to closing thereunder, except for such changes to the terms thereof or waivers of conditions to closing as are acceptable to the DLJ Buyers, it being understood that the Issuer will use a portion of the funds paid to it by the DLJ Buyers pursuant to this Agreement to simultaneously fulfill its obligations pursuant to the Roseville Documents.

            (f) The Charter shall have been duly delivered for filing at the office of the Secretary of State of the State of Delaware and the Bylaws shall have been duly adopted by the Board of Directors of the Issuer.

            (g) The fees payable to DLJSC referred to in Section 3.16 shall have been paid.

            (h) Each of the DLJ Buyers other than DLJ Merchant Banking Funding, Inc. shall have received all consents of the limited partners of such DLJ Buyers under Section 206(3) of the Investment Advisers Act of 1940.

            (i) Each director of the Issuer other than Melia shall have delivered to the DLJ Buyers a duly executed letter of resignation effective as of the Closing Date.

            (j) The DLJ Buyers shall have received an opinion or opinions of Sherburne, Powers & Needham, P.C. (or other counsel reasonably satisfactory to the DLJ Buyers), counsel to the Issuer and the Founders, dated the Closing Date, in form and substance reasonably satisfactory to the DLJ Buyers. In rendering such opinion or opinions, such counsel may rely upon certificates of public officers and, as to matters of fact, upon certificates of the Founders or officers of the Issuer.

            (k) The DLJ Buyers shall have received all documents they may reasonably request relating to the existence of the other parties hereto (other than the DLJ Buyers) and the authority of such Persons for each of the Transaction Documents, all in form and substance reasonably satisfactory to the DLJ Buyers.

            (l) The DLJ Buyers shall have received a copy of a report addressed to the DLJ Buyers and satisfactory to them in their sole discretion, identifying and delineating, to the fullest extent possible, all environmental liabilities pertaining to the Roseville Assets.

            (m) The Founders shall have delivered a certification for the Issuer and signed by the Issuer to the effect that the Issuer is not nor has it been within 5 years of the date hereof a "United States real property holding corporation" as defined in Section 897 of the Code.

            10.3 Conditions to Obligation of the Founders and the Issuer. The obligations of the Founders and the Issuer to consummate the Closing are subject to the satisfaction of the following further conditions:

            (a) (i) The DLJ Buyers shall have performed in all material respects all of their obligations hereunder required to be performed by them at or prior to the Closing Date, (ii) the representations and warranties of the DLJ Buyers contained in this Agreement and in any certificate or other writing delivered by the DLJ Buyers pursuant hereto shall be true in all material respects at and as of the Closing Date, as if made at and as of such date (it being understood that where any such representation and warranty already includes a material adverse effect or materiality exception, no further materiality exception is to be permitted by this Section 10.3(a) (ii)) and (iii) the Founders and the Issuer shall have received a certificate signed by the general partner or an executive officer of each DLJ Buyer to the foregoing effect.

            (b) There shall not be threatened, instituted or pending any action or proceeding by any Person before any court or governmental authority or agency, domestic or foreign seeking to restrain or prohibit the ownership or operation by the Issuer of all or any material portion of the business or assets of the Issuer or the Roseville Assets or to compel the Issuer to dispose of all or any material portion of the business or assets of the Issuer or the Roseville Assets.

            (c) There shall not be any action taken, or any statute, rule, regulation, injunction, order or decree proposed (where, in the reasonable judgment of the Founders or the Issuer, there is a significant possibility that such proposal will be enacted), enacted, enforced, promulgated, issued or deemed applicable to the sale of the Securities, by any court, government or governmental authority or agency, domestic or foreign that, in the reasonable judgment of the Founders or the Issuer has a significant possibility of, directly or indirectly, resulting in any of the consequences referred to in
Section 10.3(b) above.

            (d) Each of the Transaction Documents to be executed as of the Closing shall have been executed and delivered by the parties thereto other than the Founders and the Issuer, the conditions to Closing of each of the parties to such Transaction Documents (other than the Founders and the Issuer) as set forth in such Transaction Documents shall have been satisfied or waived and, assuming due execution and delivery by the Founders and the Issuer, each such Transaction Document shall be in full force and effect.

            (e) The closing of the transactions contemplated by the Roseville Documents shall have been consummated simultaneously herewith in accordance with the terms of the Roseville Documents.

            (f) The Founders and the Issuer shall have received all documents they may reasonably request relating to the existence of the other parties hereto (other than the Founders and the Issuer) and the authority of such Persons for each of the Transaction Documents, all in form and substance reasonably satisfactory to the Founders and the Issuer.

            (g) The Founders and the Issuer shall have received an opinion of Davis Polk & Wardwell (or other counsel reasonably satisfactory to the Founders and the Issuer), counsel to the DLJ Buyers, dated on the Closing Date, in form and substance reasonably satisfactory to the Founders and the Issuer.

            (h) Each of the DLJ Buyers shall be ready, willing and able to perform its obligations under Article 2 of this Agreement.

                                   ARTICLE 11

                            SURVIVAL; INDEMNIFICATION

            11.1. Survival. The representations and warranties of the parties hereto contained in this Agreement or in any certificate or other writing delivered pursuant hereto or in connection herewith shall survive the Closing until two years after the Closing Date; provided that (i) the representations and warranties contained in Sections 3.5, 3.6(b) and 3.23 shall survive indefinitely and (ii) the representations and warranties contained in Article 8 shall survive until expiration of the statute of limitations applicable to the matters covered thereby (giving effect to any waiver, mitigation or extension thereof), if later. Notwithstanding the preceding sentence, any representation or warranty in respect of which indemnity may be sought under this Agreement shall survive the time at which it would otherwise terminate pursuant to the preceding sentence, if notice of the inaccuracy or breach thereof giving rise to such right of indemnity shall have been given to the party against whom such indemnity may be sought prior to such time.

            11.2 Indemnification. (a) Each of the Founders hereby jointly and severally indemnifies each DLJ Buyer against and agrees to hold each of them harmless from (i) any and all damage, loss or liability (including, without limitation, any diminution in the value of the Securities purchased by such DLJ Buyer resulting from, or attributable to, such damage, loss or liability) ("Damages") and (ii) any and all expense (including, without limitation, reasonable expenses of investigation and reasonable attorneys' fees and expenses in connection with any action, suit or proceeding), in each case, arising out of any misrepresentation or breach of warranty, covenant or agreement made or to be performed by any Founder or the Issuer pursuant to this Agreement; provided that the Founders shall not be liable under this Section 11.2 with respect to any breach of representation or warranty unless the aggregate amount of Damages with respect to all matters referred to in this Section 11.2 (determined without regard to any materiality qualification contained in any representation or warranty giving rise to the claim for indemnity hereunder) exceeds $50,000 (which $50,000 shall be deductible from total Damages in the event total Damages exceed $50,000); and provided further that the Founders shall not be liable to make any indemnification payments under this Section 11.2 with respect to any breach of representation or warranty in an amount in excess of $500,000 in the aggregate. Each of the Founders hereby waives any and all rights of indemnification, contribution or subrogation against the Issuer with respect to any indemnification payment made pursuant to this Section 11.2. The amount of any Damages shall exclude insurance proceeds received by the Issuer or the DLJ Buyers, as the case may be, in respect thereof.

            (b) Each DLJ Buyer, severally but not jointly, hereby indemnifies each Founder and the Issuer against and agrees to hold each of them harmless from any and all Damages incurred or suffered by such Founder or the Issuer and any and all expense (including, without limitation, reasonable expenses of investigation and reasonable attorneys' fees and expenses in connection with any action, suit or proceeding), in each case, arising out of any misrepresentation or breach of warranty, covenant or agreement made or to be performed by such DLJ Buyer pursuant to this Agreement.

            (c) Any amount of Damages paid by the Founders, the Issuer or the DLJ Buyers under this Section 11.2 will be treated as an adjustment to the Purchase Price unless and to the extent that a Final Determination causes any such amount not to constitute an adjustment to the Purchase Price for Federal Tax purposes. In such event, the Founders, the Issuer or the DLJ Buyers, as the case may be, shall pay an amount that reflects the hypothetical Tax consequences of the receipt of such payment, using the maximum statutory rate (or rates, in the case of an item that affects more than one Tax) applicable to the recipient of such payment for the relevant year, reflecting, for example, the effect of deductions available for interest paid or accrued and for Taxes such as state and local income Taxes. Any payment required to be made by the Founders, the Issuer or the DLJ Buyers under this Section 11.2 resulting from a breach of any of the representations, warranties or covenants in Article 8 that is not made when due shall bear interest at the rate per annum determined, from time to time, under the provision of Section 6621(a) (2) of the Code for each day until paid.

            11.3 Procedures. The party seeking indemnification under Section
11.2 (the "Indemnified Party") agrees to give prompt notice to the party against whom indemnity is sought (the "Indemnifying Party") of the assertion of any claim, or the commencement of any suit, action or proceeding in respect of which indemnity may be sought under such Section. The Indemnifying Party may, and at the request of the Indemnified Party shall, participate in and control the defense of any such suit, action or proceeding at its own expense. The Indemnifying Party shall not be liable under Section 11.2 for any settlement effected without its consent of any claim, litigation or proceeding in respect of which indemnity may be sought hereunder.

                                   ARTICLE 12

                                   TERMINATION

            12.1 Grounds for Termination. This Agreement may be terminated at any time prior to the Closing:

                  (i) by mutual written agreement of the Founders and the DLJ Buyers;

                  (ii) by either the Founders or the DLJ Buyers if the Closing shall not have been consummated on or before January 31, 1995; or

                  (iii) by either the Founders or the DLJ Buyers if there shall be any law or regulation that makes consummation of the Transactions illegal or otherwise prohibited or if consummation of the Transactions would violate any nonappealable final order, decree or judgment of any court or governmental body having competent jurisdiction.

            The party desiring to terminate this Agreement shall give notice of such termination to the other party.

            12.2 Effect of Termination. If this Agreement is terminated as permitted by Section 12.1, termination shall be without liability of any party (or any stockholder, director, officer, employee, agent, consultant or representative of such party) to any other party to this Agreement; provided that if such termination shall result from the willful failure of any party to fulfill a condition to the performance of the obligations of any other party, failure to perform a covenant of this Agreement or breach by any party hereto of any representation or warranty or agreement contained herein, such party shall be fully liable for any and all Damages incurred or suffered by any other party as a result of such failure or breach. The provisions of Section 13.3 shall survive any termination hereof pursuant to Section 12.1.

                                   ARTICLE 13

                                  MISCELLANEOUS

            13.1 Notices. All notices, requests and other communications to any party hereunder shall be in writing (including facsimile transmission) and shall be given,

      if to the DLJ Buyers, to:

            DLJ Merchant Banking Funding, Inc.
            DLJ Merchant Banking Partners, L.P.
            140 Broadway
            New York, New York 10005-1285
            Attention: David Wilson
            Fax: (212) 504-4991

      and to:

            DLJ International Partners, C.V.
            DLJ Offshore Partners, C.V.
            c/o DLJ Offshore Management N.V.
            John B. Gorsiraweg 6
            Willemstad, Curacao
            Netherlands Antilles
            Attention: Germain Sprock
            Pierson Trust (Curacao) N.V.

      with a copy to:

            Davis Polk & Wardwell
            450 Lexington Avenue
            New York, New York 10017
            Attention: George R. Bason, Jr.
            Fax: (212) 450-4800

      if to Founders or the Issuer, to:

            Manufacturers' Services Limited
            30 Rowes Wharf
            Boston, MassachusettS 02110
            Attention:  Kevin C. Melia
                        Robert J. Graham
                        Julie Kent
                        The Kevin C. Melia 1995 Irrevocable Trust
                        The Robert J. Graham 1995 Irrevocable Trust
                        The Julie Kent 1995 Irrevocable Trust
            Fax: (617) 330-7655

      with a copy to:

            Sherburne, Powers & Needham, P.C.
            One Beacon Street
            Boston, Massachusetts 02108
            Attention: Dale R. Johnson
            Fax: (617) 523-6850

All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5 p.m. in the place of receipt and such day is a business day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding business day in the place of receipt.

            13.2 Amendments and Waivers. (a) Any provision of this Agreement may be amended or waived prior to the Closing Date if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement, or in the case of a waiver, by the party against whom the waiver is to be effective.

            (b) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

            13.3 Expenses. All costs and expenses incurred in connection with the Transaction Documents shall be paid by the party incurring such cost or expense; provided that if the Closing occurs, any such reasonable costs and expenses (including the reasonable fees and expenses of counsel) of each DLJ Buyer and any reasonable fees and expenses of counsel to the Founders shall be reimbursed by the Issuer at the Closing or promptly thereafter.

            13.4 Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided that no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of each other party hereto.

            13.5 Governing Law. This Agreement shall be governed by and construed in accordance with the law of the State of New York, without regard to the conflicts of law rules of such state.

            13.6 Jurisdiction. Except as otherwise expressly provided in this Agreement, any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, the Transaction Documents or the Transactions shall only be brought in the United States District Court for the Southern District of New York or any other New York State court sitting in New York City, and each of the parties hereby consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding which is brought in any such court has been brought in an inconvenient form. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 13.1 shall be deemed effective service of process on such party.

            13.7 Counterparts; Third Party Beneficiaries. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. No provision of this Agreement shall confer upon any Person other than the parties hereto any rights or remedies hereunder.

            13.8 Appointment of Agent. Each of the DLJ Buyers hereby irrevocably constitutes and appoints DLJMB Inc. as its agent and true and lawful attorney in fact with full power and discretion, in the name of and for and on behalf of each of the DLJ Buyers, in connection with all matters arising from, contemplated by or relating to the Transaction Documents. The powers of DLJMB Inc. include, without limitation, the power to represent each of the DLJ Buyers with respect to all aspects of the Transaction Documents, which power shall include, without limitation, the power to (i) waive any conditions of the Transaction Documents, (ii) amend the Transaction Documents in any respect,
(iii) receive notices or other communications, (iv) deliver any notices, certificates or other documents required and (v) take all such other action and to do all such other things as DLJMB Inc. deems necessary or advisable with respect to the Transaction Documents. The Issuer and the Founders shall have the right to rely upon the acts taken or omitted to be taken by DLJMB Inc. on behalf of the DLJ Buyers, and shall have no duty to inquire as to the acts and omissions of DLJMB Inc.

            13.9 Entire Agreement. The Transaction Documents constitute the entire agreement between the parties with respect to the subject matter of the Transaction Documents and supersede all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter of the Transaction Documents. No representation, inducement, promise, understanding, condition or warranty not set forth herein has been made or relied upon by any party hereto.

            IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized signatories as of the day and year first above written.

DLJ MERCHANT BANKING PARTNERS, L.P.

By DLJ MERCHANT BANKING, INC.
   Managing General Partner


By:/s/ David B. Wilson
   ----------------------------
   Name: David B. Wilson
   Title: Senior Vice President


DLJ INTERNATIONAL PARTNERS, C.V.


By DLJ MERCHANT BANKING, INC.
   Advisory General Partner


By:/s/ David B. Wilson
   ----------------------------
   Name: David B. Wilson
   Title: Senior Vice President


DLJ OFFSHORE PARTNERS, C.V.


BY DLJ MERCHANT BANKING, INC.
   Advisory General Partner


By:/s/ David B. Wilson
   ----------------------------
   Name: David B. Wilson
   Title: Senior Vice President

DLJ MERCHANT BANKING FUNDING, INC.


By: /s/ Thomas E. Siegler
    ---------------------------
    Name: Thomas E. Siegler
    Title: Secretary

                                THE KEVIN C. MELIA 1995
                                IRREVOCABLE TRUST


                                By: _____________________________
                                    Name:
                                    Title: Trustee

                                THE ROBERT J. GRAHAM 1995
                                IRREVOCABLE TRUST


                                By: /s/ I. Christina B. Graham
                                    -----------------------------
                                    Name: I. Christina B. Graham
                                    Title: Trustee


                                The Julie Kent 1995
                                IRREVOCABLE TRUST


                                By: ____________________________
                                    Name: Julie Kent
                                    Title: Trustee

                                ________________________________
                                Kevin C. Melia


                                /s/ Robert J. Graham
                                --------------------------------
                                Robert J. Graham


                                ________________________________
                                Julie Kent

THE KEVIN C. MELIA 1995 IRREVOCABLE TRUST


By:______________________
   Name:
   Title: Trustee

THE ROBERT J. GRAHAM 1995 IRREVOCABLE TRUST


By:______________________
   Name:
   Title: Trustee

THE JULIE KENT 1995 IRREVOCABLE TRUST


By:______________________
   Name: Julie Kent
   Title: Trustee

/s/ Kevin C. Melia
-------------------------
Kevin C. Melia


_________________________
Robert J. Graham


_________________________
Julie Kent

MANUFACTURERS' SERVICES LIMITED


By:/s/ Kevin C. Melia
   ----------------------
   Name: Kevin C. Melia
   Title: Chairman and
   Chief Executive Officer

THE KEVIN C. MELIA 1995 IRREVOCABLE TRUST

By: /s/ Ann Marie Melia
    ---------------------------
    Name:
    Title: Trustee

THE ROBERT J. GRAHAM 1995 IRREVOCABLE TRUST


By: ___________________________
    Name:
    Title: Trustee

THE JULIE KENT 1995 IRREVOCABLE TRUST


By: ___________________________
    Name: Julie Kent
    Title: Trustee


_______________________________
Kevin C. Melia


_______________________________
Robert J. Graham


_______________________________
Julie Kent

MANUFACTURERS' SERVICES LIMITED

By: ___________________________
    Name: Kevin C. Melia
    Title: Chairman and
    Chief Executive Officer

THE KEVIN C. MELIA 1995 IRREVOCABLE TRUST


By:____________________________
   Name:
   Title: Trustee

THE ROBERT J. GRAHAM 1995 IRREVOCABLE TRUST


By:____________________________
   Name:
   Title: Trustee

THE JULIE KENT 1995 IRREVOCABLE TRUST


By: /s/ Julie Kent, Trustee
    ---------------------------
    Name: Julie Kent
    Title: Trustee


_______________________________
Kevin C. Melia


_______________________________
Robert J. Graham


/s/ Julie Kent
-------------------------------
Julie Kent

MANUFACTURERS' SERVICES LIMITED


By:____________________________
   Name: Kevin C. Melia
   Title: Chairman and
   Chief Executive Officer

                                 SCHEDULE 2.1(a)

                   SECURITIES TO BE PURCHASED FROM THE ISSUER

                                                          Aggregate
       Buyer                 Securities                 Purchase Price
       -----                 ----------                 --------------
DLJ Merchant Banking          3,290,688                  $3,290,688.00
 Partners, L.P.

DLJ International             1,477,071                  $1,477,071.00
 Partners, C.V.

DLJ Offshore Partners,           85,640                  $   85,640.00
 C.V.

DLJ Merchant Banking          2,146,601                  $2,146,601.00
 Funding, Inc.